Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated October 22, 2002, relating to the financial statements and financial statement schedule, which appears in Agere Systems Inc.'s Annual Report on Form 10-K for the year ended September 30, 2002. We also consent to the incorporation by reference in this Registration Statement of our reports dated April 11, 2003 relating to the financial statements, which appear in the Annual Reports of the Agere Systems Inc. Management 401(k) Plan and of the Agere Systems Inc. Represented 401(k) Plan on Form 11-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey
October 29, 2003
